Exhibit 10.4

CABOT PROPERTIES, INC.

INDUSTRIAL REAL ESTATE LEASE

Multi-Tenant Net Form

Landlord: Cabot II – MA1M03, LLC

Tenant: Aspen Aerogels, Inc.

Property Address: 30 Forbes Road, Northborough, Massachusetts

TABLE OF CONTENTS

ARTICLE ONE - BASIC TERMS	1
ARTICLE TWO - PREMISES	2
ARTICLE THREE - LEASE TERM	3
ARTICLE FOUR - RENT	3
ARTICLE FIVE - PROPERTY TAXES	5
ARTICLE SIX - UTILITIES	6
ARTICLE SEVEN - INSURANCE	6
ARTICLE EIGHT - COMMON AREAS	9
ARTICLE NINE - USE OF PREMISES	12
ARTICLE TEN - CONDITION AND MAINTENANCE OF PREMISES	15
ARTICLE ELEVEN - DAMAGE OR DESTRUCTION	19
ARTICLE TWELVE - CONDEMNATION	19
ARTICLE THIRTEEN - ASSIGNMENT AND SUBLETTING	20
ARTICLE FOURTEEN - DEFAULTS AND REMEDIES	21
ARTICLE FIFTEEN - PROTECTION OF LENDERS	24
ARTICLE SIXTEEN - LEGAL COSTS	25
ARTICLE SEVENTEEN - MISCELLANEOUS PROVISIONS	25
EXHIBIT A - THE PROPERTY	A-1
EXHIBIT B - THE PREMISES	B-1
EXHIBIT C - RULES AND REGULATIONS	C-1
EXHIBIT D – HAZARDOUS MATERIALS	D-1
EXHIBIT E - SUMMARY OF INSURANCE REQUIREMENTS	E-1
EXHIBIT F - HVAC UNITS TO BE REPLACED BY TENANT	F-1

ARTICLE ONE - BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

1.01 Date of Lease:	June 29, 2016

1.02 Landlord (legal entity):	Cabot II – MA1M03, LLC, a Delaware limited liability company

1.03 Tenant (legal entity):	Aspen Aerogels, Inc., a Delaware corporation

1.04 Tenant’s Guarantor:	N/A

1.05 Address of Property:	30 Forbes Road, Northborough, Massachusetts

1.06 Property Rentable Area:	Approximately 111,577 rentable square feet

1.07 Premises Rentable Area:	Approximately 51,650 rentable square feet

1.08 Tenant’s Initial Pro Rata Share:	46.29%

1.09 Lease Term:	Ten (10) years, beginning on the Lease Commencement Date.

1.10 Lease Commencement Date:	January 1, 2017

1.11 Permitted Uses:	Manufacture of aerogel related products, research and development activities related thereto, and storage and administrative office. Tenant is responsible for obtaining any necessary business licenses or permits.

1.12 Broker(s):	CBRE, Inc. and Newmark Grubb Knight Frank

1.13 Initial Security Deposit:	N/A (See Section 17.16(b))

1.14 Parking Spaces Allocated to Tenant:	135

1.15 Base Rent:	Time Period	Annual Rent p.s.f.	Annual Base Rent	Monthly Base Rent
	1/1/17–12/31/17	$7.90	$408,035.00	$34,002.92
	1/1/18–12/31/18	$8.14	$420,431.00	$35,035.92
	1/1/19–12/31/19	$8.38	$432,827.00	$36,068.92
	1/1/20–12/31/20	$8.63	$445,739.50	$37,144.96
	1/1/21–12/31/21	$8.89	$459,168.50	$38,264.04
	1/1/22–12/31/22	$9.16	$473,114.00	$39,426.17
	1/1/23–12/31/23	$9.43	$487,059.50	$40,588.29
	1/1/24–12/31/24	$9.72	$502,038.00	$41,836.50
	1/1/25–12/31/25	$10.01	$517,016.50	$43,084.71
	1/1/26–12/31/26	$10.31	$532,511.50	$44,375.96

1.16 Other Charges Payable by Tenant:	(i) Real Property Taxes (Article Five); (ii) Utilities (Article Six); (iii) Insurance Premiums (Article Seven); (iv) CAM Expenses (Article Eight)

1.17 Address of Landlord for Notices:	c/o Cabot Properties, Inc. One Beacon Street, Suite 1700 Boston, MA 02108 Attn: Asset Management

1.18 Address of Landlord for Rent Payments:	Cabot Industrial Value Fund II Operating Partnership, L.P. P.O. Box 535220 Atlanta, GA 30353-5220

1.19 Address of Tenant for Notices:	30 Forbes Road, Building B Northborough, MA 01532

1.20 Fiscal Year:	January - December

1.21 Mortgagee:	Wells Fargo Bank, National Association

1.22 Exhibits:

Exhibit A - The Property

Exhibit B - The Premises

Exhibit C - Rules & Regulations

Exhibit D – Hazardous Materials

Exhibit E - Summary of Insurance Requirements

Exhibit F – HVAC Units to be Replaced by Tenant

ARTICLE TWO - PREMISES

2.01 Premises. The Premises are described in Exhibit B and are a part of the Property, which is described in Exhibit A. The Property includes all the land, building(s), and all other improvements located on the land including the common areas described in Article Eight.

ARTICLE THREE - LEASE TERM

3.01 Lease of Premises for Lease Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Lease Term. The Lease Term shall begin on the Lease Commencement Date. This Lease supersedes that certain Multi-Tenant Industrial Net Lease dated for reference as of August 20, 2001, by and between TMT 290 Industrial Park, Inc., Landlord’s predecessor-in-interest, as landlord, and Aspen Aerogels, Inc., Tenant’s predecessor-in-interest, as tenant, as amended by (i) that certain First Amendment to Lease dated as of March 25, 2004 (the “First Amendment to Original Lease”); (ii) that certain Second Amendment to Lease dated as of November 5, 2009; (iii) that certain Third Amendment to Lease (the dated as of August 19, 2013 and (iv) that certain letter from Tenant dated as of February 24, 2016 (as amended, the “Original Lease”) with respect to the Premises. Effective upon the Lease Commencement Date, (a) Tenant’s tenancy of the Premises shall be governed by the terms of this Lease, and the Original Lease, which expires by its terms on December 31, 2016, shall be of no further force and effect; (b) Tenant shall be released and discharged from its obligation to maintain the Security Deposit letter of credit pursuant to Paragraph 5.2 of the Original Lease; (c) Tenant shall be released and discharged from its obligation to maintain the Restoration LOC pursuant to Section 5 of the First Amendment to Original Lease, and (d) Landlord shall promptly return both the Security Deposit letter of credit and the Restoration LOC to Tenant.

3.02 Extension. Upon expiration of the Lease Term, Tenant shall have a right to extend this Lease for an additional term of three years (“Extended Term”), provided Tenant provided a notice to exercise such option to Landlord at least six (6) months before the expiration. The rent payable during Extended Term may be increased from the rent for the last Time Period identified in Section 1.16. However, such increase shall be no more than the increase in the last Time Period compared to the prior Time Period in Section 1.16.

3.03 Intentionally Omitted.

3.04 Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages, costs, liabilities and expenses, including attorneys’ fees, which Landlord shall incur on account of Tenant’s delay in so vacating the Premises. If Tenant shall not vacate the Premises upon the expiration or earlier termination of this Lease, the Base Rent shall be increased to 150% of the Base Rent then in effect and Tenant’s obligation to pay Additional Rent shall continue, but nothing herein shall limit any of Landlord’s rights or Tenant’s obligations arising from Tenant’s failure to vacate the Premises, including, without limitation, Landlord’s right to repossess the Premises and remove Tenant therefrom at any time after the expiration or earlier termination of this Lease and Tenant’s obligation to reimburse and indemnify Landlord as provided in the preceding sentence.

ARTICLE FOUR - RENT

4.01 Base Rent. On the first day of each month during the Lease Term, Tenant shall pay to Landlord the Base Rent in lawful money of the United States, in advance and without offset, deduction, or prior demand provided, however, that upon execution of this Lease Tenant shall pay to Landlord the monthly Base Rent payment for the first month of the Lease Term, plus one month’s Additional Rent (defined below) as estimated by Landlord. The Base Rent shall be payable at Landlord’s address or at such other place or to such other person as Landlord may designate in writing from time to time.

4.02 Additional Rent. All sums payable by Tenant under this Lease other than Base Rent shall be deemed “Additional Rent;” the term “Rent” shall mean Base Rent and Additional Rent. Landlord shall estimate in advance and charge to Tenant the following costs, to be paid with the Base Rent on a monthly basis throughout the Lease Term: (i) all Real Property Taxes for which Tenant is liable under Section 5.01 and 5.02 of the Lease, (ii) all utility costs (if utilities are not separately metered) for which Tenant is liable under Section 6.01 of the Lease, (iii) all insurance premiums for which Tenant is liable under Sections 7.01 and 7.07 of the Lease and (iv) all CAM Expenses for which Tenant is liable under Section 8.04 of the Lease. Collectively, the aforementioned Real Property Taxes, insurance, utility, and CAM Expenses shall be referred to as the “Total Operating Costs”. Landlord may adjust its estimates of Total Operating Costs at any time based upon Landlord’s experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date after notice to Tenant. Within one hundred twenty (120) days after the end of each Fiscal Year during the Lease Term, Landlord shall deliver to Tenant a statement prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Total Operating Costs paid or incurred by Landlord during the preceding fiscal year and Tenant’s Pro Rata Share of such expenses. Tenant may review Landlord’s books and records supporting such statement in the office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within sixty (60) days after receipt of such statement, but in no event more often than once in any one year period. Within sixty (60) days after Tenant’s receipt of Landlord’s statement or thirty (30) days following Tenant’s review of Landlord’s books and records, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) in order that Landlord shall receive the entire amount of Tenant’s share of such costs and expenses for such period. Notwithstanding the foregoing, in the event Landlord fails to deliver its statement within two hundred seventy (270) days after the end of each Fiscal Year, Landlord shall have no right to collect an additional payment for the actual amount of Tenant’s Pro Rata Share of Total Operating Costs. In addition to its obligation to pay Base Rent and its Pro Rata Share of Total Operating Costs, Tenant is required hereunder to pay directly to suppliers, vendors, carriers, contractors, etc. certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs and other expenses, collectively “Additional Expenses.” If Landlord pays for any Additional Expenses in accordance with the terms of this Lease, Tenant’s obligation to reimburse such costs shall be an Additional Rent obligation payable in full with the next monthly Rent payment. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent.

4.03 Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any loan secured by the Property. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord within five (5) days following the due date, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Notwithstanding the foregoing, Tenant shall be entitled, not more than once in any twelve (12) month period, to a notice of non-payment and a five (5) day grace period thereafter before a late charge may be assessed.

4.04 Interest. Any Rent or other amount due to Landlord or any amount due to Tenant pursuant to this Lease, if not paid when due, shall bear interest from the date due until paid at the rate of twelve percent (12%) per annum or, if a higher rate is legally permissible, at the highest rate legally permitted, provided that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant to the extent such interest would cause the total interest to be in excess of that legally permitted. Payment of interest shall not excuse or cure any default hereunder by Tenant.

4.05 Tenant’s Pro Rata Share. Tenant’s Pro Rata Share shall be calculated by dividing the Premises Rentable Area by the Property Rentable Area, which is leased or held for lease by tenants, as of the date on which the computation shall be made. Tenant’s Initial Pro Rata Share is set forth in Section 1.08 and is subject to adjustment based on the aforementioned formula.

4.06 Independent Covenants. Tenant hereby agrees that Tenant’s obligation to pay Rent is independent of any obligation of Landlord hereunder and every other covenant in this Lease and shall be made without set-off or reduction whatsoever, except as otherwise expressly provided herein.

ARTICLE FIVE - PROPERTY TAXES

5.01 Real Property Taxes. Tenant shall pay Tenant’s Pro Rata Share of Real Property Taxes on the Property payable during the Lease Term. Tenant shall make such payments in accordance with Section 4.02. If Landlord shall receive a refund of any Real Property Taxes with respect to which Tenant shall have paid Tenant’s Pro Rata Share, Landlord shall refund to Tenant Tenant’s Pro Rata Share of such refund after deducting therefrom the costs and expenses incurred in connection therewith.

5.02 Definition of “Real Property Tax”. “Real Property Tax” shall mean taxes, assessments (special, betterment, or otherwise), levies, fees, rent taxes, excises, impositions, charges, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon or assessed against the Property or any Rent or other sums payable by any tenants or occupants thereof. Real Property Tax shall include Landlord’s costs and expenses of contesting any Real Property Tax but only to the extent that the same does not exceed the actual amount of Real Property Tax saved in contesting the validity or amount of the same. If at any time during the term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Property or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy, or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then all of such taxes, assessments, levies, or charges, to the extent so measured or based, shall be deemed to be a Real Property Tax.

Notwithstanding anything to the contrary in this Section, if (i) Landlord does not intend to file an application with applicable governmental authorities for reduction of the assessed valuation of the Property and/or the Building (any such application being hereafter called a “Tax Protest”), or (ii) after filing a Tax Protest, Landlord does not intend to commence an action or proceeding in a court of appropriate jurisdiction seeking judicial review of the denial of any Tax Protest (any such action or proceeding being hereafter called a “Tax Proceeding”), then Landlord will notify Tenant of such intention at least fifteen (15) days prior to the latest date on which such a Tax Protest validly may be filed or such a Tax Proceeding validly may be commenced, as the case may be; and Tenant shall have the right to diligently prosecute such a Tax Proceeding, as the case may be, provided and upon the condition that (y) Tenant exercises such right by notice to Landlord given not more than ten (10) days after Landlord has so notified Tenant of Landlord’s intention and (z) Tenant’s notice is accompanied by a signed statement agreeing that all costs and expenses incurred by Landlord in connection with such Tax Protest or Tax Proceeding shall be paid by Tenant within ten (10) days after demand by Landlord (Landlord agreeing, however, that such costs and expenses shall be reimbursed to Tenant from and to the extent of any refund of Taxes received by Landlord as a result of such Tax Protest or Tax Proceeding). Upon Tenant’s request, Landlord shall provide Tenant with a copy of any notice of the assessed valuation of the Property and/or the Building received by Landlord, as well as copies of all tax bills and tax notices received by Landlord, and copies of all papers filed by Landlord in connection with any such Tax Protest or Tax Proceeding.

5.03 Personal Property Taxes. Tenant shall pay directly all taxes charged against trade fixtures, furnishings, equipment, inventory, or any other personal property belonging to Tenant. Tenant shall use its best efforts to have personal property taxed separately from the Property. If any of Tenant’s personal property shall be taxed with the Property, Tenant shall pay Landlord the taxes for such personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

ARTICLE SIX - UTILITIES

6.01 Utilities. Tenant shall promptly pay, directly to the appropriate supplier, the cost of all natural gas, heat, cooling, energy, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Premises, allocable to the period from the time Tenant shall first enter the Premises, throughout the Lease Term and thereafter as long as Tenant shall remain in the Premises (collectively, the “Occupancy Period”), together with any related installation or connection charges or deposits (collectively “Utility Costs”). Landlord shall cause the Premises to be separately metered for all such utilities on or prior to the Lease Commencement Date. Landlord shall not be liable for damages, consequential or otherwise, nor shall there be any rent abatement arising out of any curtailment or interruption whatsoever in utility services. Utilities serving the Common Areas (as defined in Article Eight) exclusively shall be accounted for as described in Article Eight.

Tenant shall install, at its sole cost and expense, any and all telephone, communications and other data lines and equipment to serve the Premises (the “Data Equipment”). Tenant shall be responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state or local government for installation, maintenance and operation of the Data Equipment and for paying all fees attendant thereto and for complying with all other legal requirements relating to the Data Equipment.

ARTICLE SEVEN - INSURANCE

7.01. Liability Insurance. During the Occupancy Period, Tenant shall maintain in effect Commercial General Liability insurance insuring Tenant against liability for bodily injury, property damage and personal injury at the Premises. Such insurance shall name Landlord, its property manager, any mortgagee, and Cabot Industrial Properties, L.P., as additional insureds. Such insurance shall be for a limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate. Coverage shall also be included for fire damage (damage to rented premises) for a limit of $300,000 any one fire, medical expense coverage in the amount of $10,000 any one person, and $1,000,000 products/completed operations aggregate. The liability insurance obtained by Tenant under this Section 7.01 and Section 7.04 shall (i) be primary and (ii) insure Tenant’s obligations to Landlord under Section 7.09. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain commercial general liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability with respect to the Premises and the Property. The policy obtained by Landlord shall not provide primary insurance, shall not be contributory and shall be excess over any insurance maintained by Tenant.

7.02 Worker’s Compensation Insurance. During the Occupancy Period, Tenant shall maintain in effect Worker’s Compensation Insurance (including Employers’ Liability Insurance) in the statutory amount covering all employees of Tenant employed or performing services at the Premises, in order to provide the statutory benefits required by the laws of the state in which the Premises are located. Employer’s Liability Insurance in the amount of $500,000 each accident/$500,000 disease-policy limit/$500,000 disease-each employee shall also be maintained.

7.03 Automobile Liability Insurance. During the Occupancy Period, Tenant shall maintain in effect Automobile Liability Insurance, including but not limited to, passenger liability, on all owned, non-owned, and hired vehicles used in connection with the Premises, with a combined single limit per occurrence of not less than One Million Dollars ($1,000,000) for Bodily Injury and Property Damage.

7.04 Umbrella Liability Insurance. The initial amount of such insurance shall be Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate and shall be subject to periodic increases based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisers, and other relevant factors. Such insurance shall name Landlord, its property manager, any mortgagee and Cabot Industrial Properties, L.P., as additional insureds.

At all times when any work is in process in connection with any change or alteration being made by Tenant, Tenant shall require all contractors and subcontractors to maintain the insurance described in Sections 7.01, 7.02, 7.03 and 7.04.

7.05 Personal Property Insurance. During the Occupancy Period, Tenant shall maintain in effect Personal Property Insurance covering leasehold improvements paid for by Tenant and Tenant’s personal property and fixtures from time to time in, on, or at the Premises, in an amount not less than 100% of the full replacement cost, without deduction for depreciation, providing protection against events protected under “Special Risk Coverage”, as well as against sprinkler damage, vandalism, and malicious mischief. Any proceeds from the Personal Property Insurance shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease is terminated under an applicable provision herein.

7.06 Business Interruption Insurance. During the Occupancy Period, Tenant shall maintain in effect Business Interruption Insurance, providing in the event of damage or destruction of the Premises an amount sufficient to sustain Tenant for a period of not less than one (1) year for: (i) the net profit that would have been realized had Tenant’s business continued; and (ii) such fixed charges and expenses as must necessarily continue during a total or partial suspension of business to the extent to which they would have been incurred had no business interruption occurred, including, but not limited to, interest on indebtedness of Tenant, salaries of executives, foremen, and other employees under contract, charges under noncancelable contracts, charges for advertising, legal or other professional services, taxes and rents that may still continue, trade association dues, insurance premiums, and depreciation.

7.07 Landlord’s Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain in effect all risk insurance covering loss of or damage to the Property in the amount of its replacement value with such endorsements and deductibles as Landlord shall determine from time to time. Landlord shall have the right to obtain flood, earthquake, and such other insurance as Landlord shall determine from time to time or shall be required by any lender holding a security interest in the Property. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one (1) year’s Base Rent, plus estimated Real Property Taxes, CAM Expenses, Utility Costs and insurance premiums for one (1) year. Tenant shall be liable for the payment of its Pro Rata Share of any deductible amount under Landlord’s insurance maintained pursuant to this Article Seven, in an amount not to exceed Twenty-Five Thousand Dollars ($25,000). Tenant will follow reasonable instructions from Landlord, which are necessary to keep any such insurance valid. Any increase in the cost of Landlord’s insurance due to Tenant’s use or activities at the Premises shall be paid by Tenant to Landlord as Additional Rent hereunder.

Exhibit E attached hereto is a summary of the insurance coverages required by this Article Seven.

7.08 Payment of Insurance Premiums. Landlord shall pay the premiums of the insurance policies maintained by Landlord under Section 7.07 and Section 7.01 (if applicable), and Tenant shall reimburse Landlord for Tenant’s Pro Rata Share of such premiums in accordance with Section 4.02. Tenant shall pay directly the premiums of the insurance policies maintained by Tenant under Sections 7.01, 7.02, 7.03, 7.04, 7.05 and 7.06.

7.09 General Insurance Provisions.

7.09 (a) Prior to the earlier of Tenant’s entry into the Premises or the Commencement Date and prior to the expiration of any policy, Tenant shall furnish Landlord certificates evidencing that all required insurance is in force and providing that such insurance may not be cancelled or changed without at least thirty (30) days prior written notice to Tenant (unless such cancellation is due to nonpayment of premiums, in which event ten (10) days’ prior notice shall be provided). If Tenant shall fail to deliver any certificate or renewal certificate to Landlord required under this Lease within the prescribed time period or if any such policy shall be canceled or modified during the Lease Term without Landlord’s consent or without Tenant provided prompt written notice of such cancellation or modification, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord, as Additional Rent, for the cost of such insurance within ten (10) days after receipt of a statement of the cost of such insurance.

7.09 (b) Tenant shall maintain all insurance required under this Lease with insurers having a Best’s Insurance Reports rating of A- X or better.

7.09 (c) Landlord and Tenant, on behalf of themselves and their insurers, each hereby waive any and all rights of recovery against the other, the officers, members, partners, employees, agents, or representatives of the other and the officers, members, partners, employees, agents or representatives of each of the foregoing, for loss of or damage to its property or the property of others under its control, if such loss or damage shall be covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage, or required to be carried under this Article Seven. All property insurance carried by either party shall contain a waiver of subrogation against the other party to the extent such right shall have been waived by the insured party prior to the occurrence of loss or injury.

7.09 (d) Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authority and shall not directly or indirectly make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage, or may increase the cost of insurance or require additional insurance coverage.

7.10 Indemnity. Except for any claims arising from the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Tenant hereby waives all claims against Landlord, its agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders (each a “Landlord Party”) and the agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders of each Landlord Party (collectively “the Indemnitees”) for damage to any property or injury to or death of any person in, upon or about the Premises or the Property arising at any time and from any cause, and Tenant shall hold Indemnitees harmless from and defend Indemnitees from and against all claims, liabilities, judgments, demands, causes of action, losses, damages, costs and expenses including reasonable attorney’s fees for damage to any property or injury to or death of any person arising in or from (i) the use or occupancy of the Premises by Tenant or persons claiming under Tenant, except such as and to the extent is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors, or (ii) arising from the negligence or willful misconduct of Tenant, its employees, agents, contractors, or invitees in, upon or about the Property, or (iii) arising out of any breach or default by Tenant under this Lease, and Landlord shall indemnify and hold Tenant harmless from and against any such claims to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. The foregoing shall include investigation costs and expenses incurred by Landlord or Tenant in connection with any claim or demand made under this Section. The provisions of this Section 7.10 shall survive the expiration or termination of this Lease with respect to any damage, injury, or death occurring prior to such time.

ARTICLE EIGHT - COMMON AREAS

8.01 Common Areas. As used in this Lease, “Common Areas” shall mean all areas within the Property which are available for the common use of tenants of the Property and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, mechanical and electrical equipment room, parking areas, driveways, sidewalks, access roads, landscaping, and planted areas. Landlord, from time to time, may change the size, location, nature, and use of any of the Common Areas, convert Common Areas into leasable areas, construct additional parking facilities (including parking structures) in the Common Areas, and increase or decrease Common Area land or facilities. Tenant acknowledges that such activities may result in inconvenience to Tenant. Such activities and changes are permitted if they do not materially affect Tenant’s use of the Premises.

8.02 Use of Common Areas. Tenant shall have the non-exclusive right (in common with other tenants and all others to whom Landlord has granted or may grant such rights) to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations (“Rules and Regulations”) as Landlord may establish or modify from time to time and as initially set forth in Exhibit C. Tenant shall abide by all such Rules and Regulations and shall use its best efforts to cause others who use the Common Areas with Tenant’s express or implied permission to abide by Landlord’s Rules and Regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to maintain or improve the Property. Tenant shall not interfere with the rights of Landlord, other tenants, or any other person entitled to use the Common Areas.

8.03 Vehicle Parking. Tenant shall be entitled to use the Parking Spaces Allocated to Tenant without paying any additional Rent. Tenant’s parking shall not be reserved and shall be limited to vehicles used for business purposes only, which are no larger than standard size automobiles or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked within the Property or on the adjacent public streets except in accordance with the Rules and Regulations. Parking shall be at Tenant’s risk and Landlord shall not be responsible for any damage or theft to vehicles parking at the Property. Landlord shall not be responsible for policing the parking areas. Vehicles shall be parked only in striped parking spaces and not in driveways or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. Tenant shall not park at any time more vehicles in the parking area than the number of Parking Spaces Allocated to Tenant.

8.04 Common Area Maintenance.

Subject to Articles Eleven and Twelve, Landlord shall maintain the Common Areas in good order, condition, and repair. Common Area Maintenance expenses (“CAM Expenses”) are all costs and expenses associated with the operation and maintenance of the Common Areas and the repair and maintenance of the heating, ventilation, air conditioning, plumbing, electrical, utility, and safety systems (to the extent not performed by Tenant), including, but not limited to, the following: gardening and landscaping; snow removal; utility, water and sewage services for the Common Area; maintenance of signs (other than tenants’ signs); worker’s compensation insurance; personal property taxes; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits; routine maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; maintenance of paving (including sweeping, striping, repairing, resurfacing, and repaving); general maintenance; painting; lighting; cleaning; refuse removal; security and similar items; and a property management fee (not to exceed five percent (5%) of the gross rents of the Property for the calendar year). Landlord may cause any or all of such services to be provided by third parties and the cost of such services shall be included in CAM Expenses. With respect to any CAM Expenses which are included for the benefit of the Property and other property, Landlord shall make a reasonable allocation of such cost between the Property and such other property.

CAM Expenses shall not include the following:

(a) the cost of capital repairs and replacements, provided, however, that the annual depreciation (based on the useful life of the item under generally accepted accounting principles) of any such capital repair or replacement to the Common Areas or the heating, ventilating, air-conditioning, plumbing, electrical, utility and safety systems serving the Property shall be included in the CAM Expenses each year during the term of this Lease;

(b) the cost of capital improvements, provided, however, that the annual depreciation (based on the useful life of the item under generally accepted accounting principles) of any capital improvement undertaken to reduce CAM Expenses or made in order to comply with legal requirements shall be included in CAM Expenses each year during the term of this Lease;

(c) cost of permits, licenses and inspection fees incurred by Landlord to prepare, renovate, repaint, or redecorate any space leased to any existing tenant or prospective tenant of the Property;

(d) advertising and promotional expenditures incurred to lease space to new tenants or retain existing tenants;

(e) legal fees and expenses incurred by Landlord to resolve disputes with tenants;

(f) cost of replacement of any items covered under warranty;

(g) cost to correct or any penalty or fine incurred by Landlord due to Landlord’s violation of any federal, state or local law or regulation;

(h) the Landlord’s general corporate overhead and administrative expenses;

(i) any cost to test, survey, cleanup, contain, abate, remove or otherwise remedy hazardous waste or asbestos containing materials unless they are in or on the Premises due to tenant’s negligence or intentional act;

(j) cost of repairs caused by the Landlord’s negligence;

(k) interest or penalties for any late payments by Landlord;

(l) costs (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability;

(m) compensation paid to any Property employee to the extent that the same is not fairly allocable to the work or service provided by such employee to the Property;

(n) costs of repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain, whether or not insurance proceeds or a condemnation award are recovered or adequate for such purposes (however, deductibles are includable in Direct Expenses);

(o) costs of any heating, ventilating, air conditioning, janitorial or other services provided to other tenants during other than Property business hours;

(p) rent or other charges payable under any ground or underlying lease;

(q) costs of any item which are reimbursable to Landlord by other tenants or third parties other than through operating costs pass-through provisions in the leases of other tenants of the Property (if any);

(r) except for normal office equipment and short-term rentals of machines or equipment, lease payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were to have been purchased (except to the extent that amortization of any such capital expenditure would be permitted as a Direct Expense pursuant to the Lease);

(s) the cost of furnishing and installing replacement light bulbs and ballasts in any tenant areas of the Property, excluding the Premises;

(t) an amount equal to all amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which (i) previously were included in operating costs hereunder, (ii) are included in operating costs for the comparative year in which the insurance proceeds are received or (iii) will be included as operating costs in a subsequent comparative year;

(u) costs and expenses of governmental licenses and permits, or renewals thereof, unless the same are for governmental licenses or permits normal to the operation or maintenance of the Property;

(v) costs of any work or service performed for any facility or property other than the Property;

(w) any expenses related exclusively to any retail or storage space in, on or about the Property or appurtenant or adjacent thereto;

(x) costs of electrical energy furnished directly to any Premises of other tenants, or to other rentable areas, of the Building, other than costs of electrical energy for the Property’s HVAC system;

(y) any expense paid to Landlord or subsidiaries or affiliates of Landlord for goods and/or services in or to any portion of the Building to the extent that such expense exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(z) costs related to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, or costs incurred by Landlord relative to any debt, which encumbers the property. By example these costs shall include, but not be limited to tax return preparation, filing costs, legal costs;

(aa) audited financial statements if these are required by an agreement between Landlord and another party, which shall include, but not be limited to a lender, partner or ground lessor;

(bb) costs related to events for other tenants of the Property including, but not limited to parties, holiday gifts and tenants welcoming gifts;

(cc) costs arising from Landlord’s charitable or political contribution; and,

(dd) costs for reserves of any kind.

8.05 Tenant’s Payment of CAM Expenses. Tenant shall pay Tenant’s Pro Rata Share of all CAM Expenses in accordance with Section 4.02.

ARTICLE NINE - USE OF PREMISES

9.01 Permitted Uses. Tenant may use the Premises only for the Permitted Uses.

9.02 Manner of Use. Tenant shall not cause or permit the Premises to be used in any way which shall constitute a violation of any law, ordinance, restrictive covenants, or governmental regulation or order, which shall annoy or interfere with the rights of tenants of the Property, or which shall constitute a nuisance or waste. Tenant shall obtain and pay for all permits, including a certificate of occupancy and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, notes, regulations, orders, covenants and requirements regulating the use by Tenant of the Premises, including the Occupational Safety and Health Act.

The parties acknowledge that the Americans With Disabilities Act of 1990 (49 U.S.C. Section 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended from time to time (collectively, the “ADA”), establish requirements under Title III of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises or Property depending on, among other things: (1) whether Tenant’s business operations are deemed a “place of public accommodation” or a “commercial facility”; (2) whether compliance with such requirements is “readily achievable” or “technically infeasible”; and (3) whether a given alteration affects a “primary function area” or triggers so-called “path of travel” requirements. The parties acknowledge and agree that Tenant has been provided an opportunity to inspect the Premises and the Property to a degree sufficient to determine whether or not the Premises and the Property, in their condition as of the date hereof, deviate in any manner under the ADA Accessibility guidelines (“ADAAG”) or any other requirements under the ADA pertaining to the accessibility of the Premises or Property. Tenant further acknowledges and agrees that, except as may otherwise be specifically provided below, Tenant accepts the Premises and the Property in “as is” condition and agrees that Landlord is making no representation or warranty as to whether the Premises or the Property conform to the requirements of the ADAAG or any other requirements under the ADA. Tenant has prepared or reviewed any plans and specifications for improvements for construction in the Premises and has independently determined that such plans and specifications are in conformance with the ADAAG and other requirements of the ADA. Tenant further acknowledges and agrees that to the extent that Landlord has prepared, reviewed or approved any of Tenant’s plans and specifications, such action shall in no event be deemed a representation or warranty that the same comply with the requirements of the ADA. Tenant shall be responsible for the cost of all Title III compliance and costs in connection with the Premises, including structural work, if any, and any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease and shall also be responsible for the cost of any so-called Title III “path of travel” requirements triggered by construction activities or alterations in the Premises. Tenant shall be solely responsible for all other requirements under the ADA relating to Tenant or any affiliates or persons or entities related to Tenant, operations of any of them, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant’s employees.

9.03 Hazardous Materials. Tenant covenants, represents and warrants that it will not use or store any Hazardous Materials on or about the Premises without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld. If Tenant wishes to use or store any Hazardous Materials on or about the Premises, prior to doing so, Tenant shall also complete and deliver to Landlord Landlord’s form of Hazardous Materials Disclosure Certificate.

Notwithstanding the foregoing paragraph, (a) Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover, and the like), provided that Tenant shall handle, store, use and dispose of any such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises or the environment; and (b) Tenant may handle, store, and use Hazardous Materials, limited to the types, amounts, and use identified on Exhibit D attached hereto and made a part hereof. Tenant hereby certifies to Landlord that the information provided by Tenant pursuant to this Section 9.03 is true, correct, and complete. Tenant covenants to comply with the use restrictions shown on Exhibit D. Tenant’s business and operations, and more especially its handling, storage, use and disposal of Hazardous Materials shall at all times comply with all applicable laws pertaining to Hazardous Materials. Tenant shall secure and abide by all permits necessary for Tenant’s operations on the Premises. Tenant shall give or post all notices required by all applicable laws pertaining to Hazardous Materials. If Tenant shall at any time knowingly fail to comply with this Section 9.03, Tenant shall immediately notify Landlord in writing of such noncompliance.

Tenant shall provide Landlord with copies of any Material Safety Data Sheets (as required by the Occupational Safety and Health Act) relating to any Hazardous Materials to be used, kept, or stored at or on the Premises in excess of lab quantities, at least 30 days prior to the first use, placement, or storage of such Hazardous Material on the Premises. Landlord shall have 10 days following delivery of such Material Safety Data Sheets to approve or forbid, in its sole discretion subject to the exceptions set forth in clauses (a) and (b) in the immediately preceding paragraph, such use, placement, or storage of a Hazardous Material on the Premises.

Tenant shall not store hazardous wastes on the Premises in excess of any period required by the Massachusetts Department of Environmental Protection or other applicable governmental agency; “hazardous waste” has the meaning given to it by the Resource Conservation and Recovery Act of 1976, as amended. The foregoing restriction shall in no way impair or limit the Tenant’s ability to store the Hazardous Materials listed on Exhibit D on the Premises for any length of time during the Term in compliance with all laws and regulations. Tenant shall not install any underground storage tanks on the Premises. Tenant shall not dispose of any Hazardous Material, hazardous waste, or solid waste on the Premises. Tenant shall maintain the storage containers or “storage tanks” installed by Tenant under the Original Lease for those Hazardous Materials listed on Exhibit D in compliance with all applicable statutes, codes, and ordinances. In performing any alterations of the Premises permitted by the Lease, Tenant shall not install any Hazardous Material in the Premises without the specific written consent of the Landlord.

As used in this Lease, the term “Hazardous Material” shall mean any flammable items, explosives, radioactive materials, oil, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Property by Tenant, its agents, employees, contractors, sublessees or invitees without (a) the prior written consent of Landlord, and (b) complying with all applicable Federal, State and Local laws or ordinances pertaining to the transportation, storage, use or disposal of such Hazardous Materials, including but not limited to obtaining proper permits. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property.

If Tenant’s transportation, storage, use or disposal of Hazardous Materials on the Premises results in the contamination of the soil or surface or ground water or loss or damage to person(s) or property, then Tenant agrees to: (a) notify Landlord immediately of any contamination, claim of contamination, loss or damage, (b) after consultation with the Landlord, clean up the contamination in full compliance with all applicable statutes, regulations and standards and (c) indemnify, defend and hold Landlord harmless from and against any claims, suits, causes of action, costs and fees, including attorney’s fees and costs, arising from or connected with any such contamination, claim of contamination, loss or damage. Tenant agrees to fully cooperate with Landlord and provide such documents, affidavits and information as may be requested by Landlord (i) to comply with any environmental law, (ii) to comply with the request of any lender, purchaser or tenant, and/or (iii) for any other reason deemed necessary by Landlord in its sole discretion. Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Material at, in, on, under or about the Premises which is required to be reported to a governmental authority under any environmental law, will promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any environmental law and will promptly pay when due any fine or assessment against Landlord, Tenant or the Premises relating to any violation of an environmental law during the term of this Lease. If a lien is filed against the Premises by any governmental authority resulting from the need to expend or the actual expending of monies arising from an act or omission, whether intentional or unintentional, of Tenant, its agents, employees or invitees, or for which Tenant is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Material into the waters or onto land located within or without the State where the Premises is located, then Tenant shall, within thirty (30) days from the date that Tenant is first given notice that such lien has been placed against the Premises (or within such shorter period of time as may be specified by Landlord if such governmental authority has commenced steps to cause the Premises to be sold pursuant to such lien) either (i) pay the claim and remove the lien, or (ii) furnish a cash deposit, bond, or such other security with respect thereto as is satisfactory in all respects to Landlord and is sufficient to effect a complete discharge of such lien on the Premises. Landlord shall have the right, but not the obligation, without in any way limiting Landlord’s other rights and remedies under this Lease, to enter upon the Premises, or to take such other actions as it deems necessary or advisable, to investigate, clean up, remove or remediate any Hazardous Materials or contamination by Hazardous Materials present on, in, at, under or emanating from the Premises or the Property in violation of Tenant’s obligations under this Lease or under any laws regulating Hazardous Materials. Notwithstanding any other provision of this Lease, Landlord shall have the right, at its election, in its own name or as Tenant’s agent, to negotiate, defend, approve and appeal, at Tenant’s expense, any action taken or order issued by any governmental agency or authority with any governmental agency or authority against Tenant, Landlord or the Premises or Property relating to any Hazardous Materials or under any related law or the occurrence of any event or existence of any condition that would cause a breach of any of the covenants set forth in this Section 9.03. Prior to or promptly after the expiration or termination of this Lease,

Landlord may require a reasonable environmental audit of the Premises by a qualified environmental consultant. Tenant shall pay the reasonable costs of such an environmental audit and shall, at its sole cost and expense, take all reasonable actions pursuant to such audit to remediate any unacceptable environmental conditions resulting from Tenant’s use of the Premises. The provisions of this Section 9.03 shall survive the expiration or earlier termination of this Lease.

9.04 Signs and Auctions. Tenant shall not place any signs on the Property without Landlord’s prior written consent. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property.

9.05 Landlord’s Access. Landlord or its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant at least twenty-four (24) hours’ prior notice (which may be oral) of such entry, except in the case of an emergency, in which event Landlord shall make reasonable efforts to notify Tenant. Landlord may place customary “For Sale” or “For Lease” signs on the Premises.

ARTICLE TEN - CONDITION AND MAINTENANCE OF PREMISES

10.01 Existing Conditions. Tenant shall accept the Property and the Premises in their “as is” condition as of the execution of the Lease, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any Broker with respect thereto.

10.02 Exemption of Landlord from Liability.

10.02 (a) Damage to Tenant’s Property. Tenant shall insure its personal property under an all risk full replacement cost property insurance policy as provided in Section 7.05. Except for Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about Property, or from other sources or places; or (d) any act or omission of any other tenant of the Property. Tenant shall give Landlord prompt notice upon the occurrence of any accident or casualty at the Premises. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 10.02 shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct.

10.02 (b) Theft or Burglary. Tenant expressly acknowledges that whether or not Landlord, from time to time, elects to provide security services, Landlord has not, nor will Landlord be deemed to have, warranted the efficiency of any security personnel, service, procedures or equipment and Landlord is not liable in any manner for the failure of any of the foregoing to prevent, control or apprehend anyone suspected of theft, personal injury, property damage or any criminal conduct in, on or around the Property. Tenant shall be responsible for repairs of damage and restoration of the Premises, personal property or equipment servicing the Premises following any such act. All property of Tenant kept or stored on the Property shall be so kept or stored at the risk of Tenant only.

10.03 Landlord’s Obligations. Subject to the provisions of Article Eleven (Damage or Destruction) and Article Twelve (Condemnation), and except for damage caused by any act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, Landlord shall keep the foundation, roof, building systems (other than the heating, ventilating and air conditioning system), structural supports and exterior walls of the improvements on the Property in good order, condition and repair. However, Landlord shall not be obligated to maintain or repair windows, doors, plate glass or the surfaces of walls. Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair. Tenant hereby waives the benefit of any present or future law which provides Tenant the right to repair the Premises or Property at Landlord’s expense or to terminate this Lease because of the condition of the Property or Premises. Notwithstanding the foregoing, Landlord shall also be obligated to provide the following services: (1) to plow snow and treat ice on sidewalks, roadways and loading areas, (2) to maintain and clean all outdoor facilities including, without limitation, to maintain all lawns, landscaping, and repave and restripe the parking lot when reasonably necessary and to install, maintain or replace when necessary the outdoor lighting systems for the parking areas, (3) to maintain common area lights in good working order and condition, (4) to cause the boiler system providing baseboard heat to the Premises to be cleaned and maintained regularly, and (5) to the extent Landlord’s responsibility as set forth in this Lease, maintain and repair the Property as necessary to comply with all applicable government requirements, provided Tenant notifies Landlord of any such requirements that the Tenant is aware of and that the applicable governmental authority requires such maintenance or repair. The cost of performance of Landlord’s obligations under this paragraph shall be included in CAM Expenses as provided in Section 8.04.

10.04 Tenant’s Obligations.

10.04 (a) Repair and Maintenance. Except as provided in Section 10.03, Article Eleven (Damage or Destruction) and Article Twelve (Condemnation), Tenant shall keep all portions of the Premises, including, without limitation, plumbing, restrooms, lighting, man doors, dock doors, levelers, shelters, seals and bumpers (if any), windows, floors, fire/life safety systems, air rotation equipment and electrical items, in a clean and orderly condition and good repair. Tenant shall arrange and pay for its own janitorial service, trash removal, security system, telecommunication systems, and any and all other services that Tenant desires. Tenant shall enter into a preventative maintenance contract with a reputable HVAC service company, such contract and contractor to be approved by Landlord, to provide for routine maintenance of the HVAC systems serving the Premises. If any portion of the Premises or any system or equipment in the Premises which Tenant shall be obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Premises or system or equipment, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the Lease Term, Tenant shall only be responsible for the portion attributable to the remaining portion of the Lease Term. Landlord shall have the right, upon reasonable advance written notice to Tenant, to undertake the responsibility for maintenance of the heating and air conditioning system at Tenant’s expense if Tenant has failed to maintain such system as required by this Lease. Landlord shall, at Tenant’s expense, repair any damage to the portions of the Property Landlord shall be required to maintain caused by Tenant’s acts or omissions. There are nine (9) HVAC units that serve the Premises. Notwithstanding the foregoing, Tenant shall, at its sole cost and expense, be responsible for the repair and/or replacement of the two (2) HVAC units that serve the lab of the Premises and the replacement of the four (4) other HVAC units that serve the Premises and are identified as Tenant’s responsibility in Exhibit F. As to the remaining three (3) HVAC units, if such units need to be replaced during the Lease Term, but the benefit of such replacement extends beyond the Lease Term, Tenant shall only be responsible for the pro rata portion of the cost attributable to the remaining portion of the Lease Term.

10.04 (b) Tenant’s Expense. Tenant shall fulfill all of Tenant’s obligations under this Section 10.04 at Tenant’s sole expense. If Tenant shall fail to maintain, repair or replace the Premises as required by this Section 10.04, Landlord may, upon ten (10) days’ prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Premises and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs reasonably incurred in performing such maintenance, repair or replacement immediately upon demand.

10.05 Alterations, Additions, and Improvements.

10.05 (a) Tenant’s Work. Tenant shall not make any installations, alterations, additions, or improvements in or to the Premises, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord. Any such work so approved by Landlord shall be performed only in accordance with plans and specifications therefor approved by Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required (but prior written notice to Landlord shall be required) with respect to de minimis alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the building of which the Premises are a part, (iii) do not affect or require modification of the building’s electrical, mechanical, plumbing, HVAC or other systems, and (iv) do not cost more than $25,000 in aggregate in any calendar year. Tenant shall procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. If requested by Landlord, Tenant shall furnish to Landlord prior to commencement of any such work a bond or other security acceptable to Landlord assuring that any work by Tenant will be completed in accordance with the approved plans and specifications and that all subcontractors will be paid. Tenant shall employ for such work only contractors approved by Landlord and shall require all contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and commercial general liability insurance covering such contractors on or about the Premises with a combined single limit not less than $3,000,000 and shall submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall indemnify and hold harmless Landlord from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work. Landlord may inspect the work of Tenant at reasonable times and given notice of observed defects. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts and proof of payment for all labor and materials.

10.05 (b) No Liens. Tenant shall pay when due all claims for labor and material furnished to the Premises and shall give Landlord at least twenty (20) days’ prior written notice of the commencement of any work on the Premises, regardless of whether Landlord’s consent to such work is required. Landlord may record and post notices of non-responsibility on the Premises. Tenant shall at all times keep the Property free from liens claims of liens arising out of work performed, material furnished, or obligations incurred due to the actions of Tenant or Tenant’s permittees or the failure of Tenant to comply with any law, rule, regulation, or ordinance. If any such lien does attach against the Premises, the building of which the Premises are a part, or the Property, and Tenant does not discharge the lien or post statutorily acceptable bond, which under law would prevent foreclosure execution under the lien, within ten (10) days after Tenant shall receive written notice of the filing thereof, such event shall be a default by Tenant under this Lease and, in addition to Landlord’s other rights and remedies, Landlord may take any action necessary or appropriate to discharge the lien, all such costs and expenses to be immediately reimbursed by Tenant to Landlord.

10.05 (c) Notwithstanding anything in this Section 10 to the contrary, provided Tenant is not then in default of any of the terms, conditions, and covenants of the Lease, Landlord shall contribute up to $800,000.00 (the “Allowance”) toward the cost of the following improvement work to the Premises to be performed by Tenant (the “Improvements”) in accordance with the terms and provisions of this Lease: (i) improvement of the front entrance to the Premises; (ii) installation of a new loading dock and shipping/receiving area; (iii) renovation of the existing bathroom cores; and (iv) installation of new HVAC and VAV controls. Prior to commencing the Improvements, Tenant shall submit to Landlord, for Landlord’s approval, plans and budget for said improvements that specifically detail the amounts of the Allowance that are being allocated toward the different portions of the Improvements (collectively, the “Plans”). In addition to the Allowance, Landlord will also provide up to $400,000.00 toward the cost of other improvements to be performed by Tenant (the “Additional Improvements”) at Tenant’s discretion, but which improvements shall specifically not include data cabling or similar wiring work, and shall be performed in accordance with terms and provisions of this Lease ( the “Additional Allowance”). Upon Tenant’s presentation to Landlord, no later than the December 31, 2017, of customary documentation supporting the charges for completion of the Improvements and/or the Additional Improvements, which documentation is of a scope and detail sufficient to satisfy a commercial construction lender operating in the market area in which the Property is located and which shall include copies of paid invoices from Tenant’s contractor and lien waivers, as well as documentation evidencing the nature of the applicable improvements, Landlord shall reimburse Tenant for the cost of the completed Improvements and/or Additional Improvements, up to the amount of the Allowance or Additional Allowance, as applicable. Tenant may submit monthly invoices for costs already paid and Landlord shall reimburse Tenant within thirty (30) days of receipt of such invoices and any required documentation. Tenant shall not be entitled to a credit for any portion of the Allowance or Additional Allowance not used. All costs of any Tenant Improvements in excess of the Allowance and/or the Additional Allowance, as applicable, shall be borne by Tenant.

10.06 Condition upon Termination. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean and in the condition which Tenant shall have been required to maintain the Premises under this Lease with the heating, ventilation, air-conditioning, plumbing, electrical systems, lighting, man doors, dock doors, levelers, shelters, seals and bumpers (if any), windows, floors, fire/life safety systems, air rotation equipment and electrical items serving the Premises in operating condition, and all chemistry laboratories certified as clean by a mutually agreeable certified industrial hygienist. Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Eleven (Damage or Destruction). Notwithstanding anything in this Section 10.06 to the contrary, Landlord may require Tenant to remove any alterations, additions or improvements made by Tenant during the Lease Term without Landlord’s consent, including, without limitation, the Data Equipment, prior to the expiration of the Lease and to restore the Premises to their condition prior to such alterations, additions, or improvements, all at Tenant’s expense. With respect to any such alterations, additions or improvements which require Landlord’s approval, at the time of such approval Landlord shall specify if Tenant shall not be required to remove the same, and such items shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without damage to the Property. Tenant shall repair, at Tenant’s expense, any damage to the Property caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property), without Landlord’s prior written consent; unless the same shall have been installed by Tenant at its expense: any power wiring or wiring panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment. Tenant and Landlord shall, at least ninety (90) days before the last day of the Lease Term, arrange to meet for a joint inspection of the Premises to determine Tenant’s final repair and restoration obligations.

ARTICLE ELEVEN - DAMAGE OR DESTRUCTION

11.01 Damage to Premises.

11.01 (a) If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty (“Casualty”), Tenant shall immediately notify Landlord in writing upon the occurrence of such Casualty. In the event of any Casualty, Landlord may elect either to (i) repair the damage caused by such casualty as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the casualty occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the casualty whether Landlord elects to repair the damage or terminate this Lease. If Landlord shall elect to repair the damage, Tenant shall pay Landlord the portion of the “deductible amount” (if any) under Landlord’s insurance allocable to the damage to the Premises and, if the damage shall have been due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord.

11.01 (b) If the casualty to the Premises shall occur during the last six (6) months of the Lease Term and the damage shall be estimated by Landlord to require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the casualty shall have occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within ten (10) days after Tenant’s notice to Landlord of the occurrence of the casualty.

11.01 (c) In the event Landlord elects to repair any damage caused by a Casualty, and should Landlord fail to complete such repairs within one hundred eighty (180) days after the occurrence of the Casualty, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

11.02 Temporary Reduction of Rent. If the Property shall be destroyed or damaged by casualty and Landlord shall determine to repair or restore the Property pursuant to the provisions of this Article Eleven, any Rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Premises shall be impaired. Such reduction shall not exceed the sum of one year’s payment of Base Rent, insurance premiums and Real Property Taxes. Except for such possible reduction in Base Rent, insurance premiums and Real Property Taxes, Tenant shall not be entitled to any compensation, reduction or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of the Property.

ARTICLE TWELVE - CONDEMNATION

12.01 Condemnation. If more than twenty percent (20%) of the floor area of the Premises or more than twenty-five percent (25%) of the parking on the Property shall be taken by eminent domain either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall take title or possession). If neither Landlord nor Tenant shall terminate this Lease, this Lease shall remain in effect as to the portion of the Premises not taken, except that the Base Rent shall be reduced in proportion to the reduction in the floor area of the Premises. If this Lease shall be terminated, any condemnation award or payment shall be distributed to the Landlord. Tenant shall have no claim against Landlord for the value of the unexpired lease term or otherwise.

ARTICLE THIRTEEN - ASSIGNMENT AND SUBLETTING

13.01 Landlord’s Consent Required. No portion of the Premises or of Tenant’s interest in this Lease shall be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord’s prior written consent, except as provided in Section 13.02 below. Landlord shall have the right to grant or withhold its consent as provided in Section 13.04 below. Any attempted transfer without consent that remains in place for five (5) days after written notice from Landlord objecting to same, shall be void and shall constitute a non curable breach of this Lease.

13.02 No Release of Tenant. No assignment or transfer shall release Tenant or change Tenant’s primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of Rent from any other person shall not be a waiver of any provision of this Article Thirteen. Consent to one transfer shall not be deemed a consent to any subsequent transfer or a waiver of the obligation to obtain consent on subsequent occasions. If Tenant’s assignee or transferee shall default under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the assignee or transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee without notifying Tenant or obtaining its consent, and such action shall not release Tenant from any of its obligations or liabilities under this Lease as so assigned or modified.

13.03 INTENTIONALLY OMITTED.

13.04 Landlord’s Consent. Tenant’s request for consent under Section 13.01 shall set forth the details of the proposed sublease, assignment or transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transaction (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord reasonably deems relevant. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed sublease or assignment. Notwithstanding, the foregoing, Landlord’s refusal to grant consent shall not be unreasonable if the proposed assignee or sublessee is an entity: (a) whose net worth and financial condition, in Landlord’s reasonable judgment, does not meet the credit standards applied by Landlord for other tenants under leases with comparable terms (b) with which Landlord is already in negotiation as evidenced by the issuance of a written proposal; (c) is already an occupant of the Property unless Landlord is unable to provide the amount of space required by such occupant; (d) is a governmental agency; (e) is incompatible with the character of occupancy of the Property; or (f) would subject the Premises to a use which would: (i) involve excessive wear upon the Premises; (ii) violate any exclusive right granted to another tenant of the property; (iii) require any addition to or modification of the Premises or the Property in order to comply with building code or other governmental requirements. If Tenant shall assign or sublease, the following shall apply: Tenant shall pay to Landlord as Additional Rent fifty (50%) percent of the Proceeds (defined below) on such transaction (such amount being Landlord’s share) as and when received by Tenant, unless Landlord shall give notice to Tenant and the assignee or subtenant that Landlord’s Share shall be paid by the assignee or subtenant to Landlord directly. Proceeds shall mean (a) all rent and all fees and other consideration paid for or in respect of the assignment or sublease, including fees under any collateral agreements less (b) the rent and other sums payable under this Lease (in the case of a sublease of less than all of the Premises, allocable to the subleased premises) and all costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for reasonable real estate broker’s commissions and reasonable costs of renovation or construction of tenant improvements required under such assignment or sublease. Tenant shall be entitled to recover such reasonable costs and expenses before Tenant shall be obligated to pay Landlord’s Share to Landlord. Tenant shall provide Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Premises within thirty (30) days after the transaction shall be signed and from time to time thereafter on Landlord’s request, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statement. On written request, Tenant shall promptly furnish to Landlord copies of all the transaction documentation, all of which shall be certified by Tenant to be complete, true and correct. Tenant shall promptly reimburse Landlord for all legal costs and expenses incurred by Landlord in connection with a request for a sublease or assignment of this Lease.

13.05 Affiliate Transfers. Notwithstanding the foregoing provisions of this Article to the contrary, Tenant shall be permitted to assign this Lease, or sublet all or a portion of the Premises, to an Affiliate of Tenant without the prior consent of Landlord, if all of the following conditions are first satisfied:

(a) Tenant shall not then be in default under this Lease;

(b) a fully executed copy of such assignment or sublease, the assumption of this Lease by the assignee or acceptance of the sublease by the sublessee, and such other information regarding the assignment or sublease as Landlord may reasonably request, shall have been delivered to Landlord;

(c) the Premises shall continue to be operated solely for the Permitted Uses or other use acceptable to Landlord in its sole discretion;

(d) any guarantor of this Lease reaffirms that its Guaranty remains in full force and effect; and

(e) Tenant shall pay all costs reasonably incurred by Landlord in connection with such assignment or subletting, including without limitation attorneys’ fees.

Tenant acknowledges (and, at Landlord’s request, at the time of such assignment or subletting shall confirm) that in each instance Tenant shall remain liable for performance of the terms and conditions of the Lease despite such assignment or subletting. As used herein the term “Affiliate” shall mean an entity which (i) directly or indirectly controls Tenant or (ii) is under the direct or indirect control of Tenant or (iii) is under common direct or indirect control with Tenant, (iv) is the successor in interest to Tenant by way of merger or consolidation, or by sale of all of the stock of Tenant or of all of the assets of Tenant, so long as the net worth of the surviving or successor entity following such transaction is at least as much as the net worth of Tenant immediately preceding the transaction or at the Lease Commencement Date, whichever is higher. Control shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity.

ARTICLE FOURTEEN - DEFAULTS AND REMEDIES

14.01 Covenants and Conditions. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Premises is conditioned upon such performance. Time is of the essence in the performance by Tenant of all covenants and conditions.

14.02 Defaults. Each of the following shall be an event of default under this Lease:

14.02 (a) Tenant shall abandon the Premises;

14.02 (b) Tenant shall fail to pay Rent or any other sum payable under this Lease when due and such failure continues for five (5) days after written notice from Landlord of such failure;

14.02 (c) Tenant shall fail to perform any of Tenant’s other material obligations under this Lease and such failure shall continue for a period of thirty (30) days after notice from Landlord; provided that if more than thirty (30) days shall be required to complete such performance, Tenant shall not be in default if Tenant shall commence such performance within the thirty (30) day period and shall thereafter diligently pursue its completion.

14.02 (d) (i) Tenant shall make a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement shall be filed by or against Tenant and shall not be dismissed within sixty (60) days; (iii) a trustee or receiver shall be appointed to take possession of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease and possession shall be subjected to attachment, execution or other judicial seizure which shall not be discharged within sixty (60) days. If a court of competent jurisdiction shall determine that any of the acts described in this subsection (d) is not a default under this Lease, and a trustee shall be appointed to take possession (or if Tenant shall remain a debtor in possession) and such trustee or Tenant shall assign, sublease, or transfer Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment, transfer or sublease over the rent payable by Tenant under this Lease.

14.03 Remedies. On the occurrence of an event of default by Tenant, Landlord may, at any time thereafter, with or without notice or demand (except as provided in Section 14.02) and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

14.03 (a) Terminate this Lease by written notice to Tenant or by entry, at Landlord’s option. Tenant shall then immediately quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided. Following termination, without prejudice to other remedies Landlord may have by reason of Tenant’s default or of such termination, Landlord may (i) peaceably reenter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Lease Term), at such rental and upon such other terms and conditions as Landlord in Landlord’s sole discretion shall determine, with the right to make alterations and repairs to the Premises; and (iii) remove all personal property therefrom. Following termination, Landlord shall have all the rights and remedies of a landlord provided at law and in equity. The amount of damages Tenant shall pay to Landlord following termination shall include all Rent unpaid up to the termination of this Lease, costs and expenses incurred by Landlord due to such Event of Default and, in addition, Tenant shall pay to Landlord as damages, at the election of Landlord (if Landlord shall elect subsection (y) below, it may cease such election at any time), either (x) the discounted present value (at the then Federal Reserve Bank discount rate) of the aggregate Rent and other charges due during the period commencing with such termination and ending on the expiration date of this Lease, or (y) amounts equal to the Rent and other charges which would have been payable by Tenant had this Lease or Tenant’s right to possession not been so terminated, payable upon the due dates therefor specified herein following such termination and until the expiration date of this Lease, provided, however, that if Landlord shall re-let the Premises during such period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, and the expenses of re-letting, including, without limitation, altering and preparing the Premises for new tenants, brokers’

commissions, legal fees and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such reletting may be for a period equal to or shorter or longer than the remaining Lease Term; and provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting. In calculating the Rent and other charges under subsection (x) above, there shall be included, in addition to the Rent other considerations agreed to be paid or performed by Tenant, on the assumption that all such considerations would have remained constant (except as herein otherwise provided) for the balance of the full Term hereby granted. Landlord may, but need not, re-let the Premises or any part thereof for such rent and on such terms as it shall determine (including the right to re-let the Premises for a greater or lesser term than the Lease Term, the right to re-let the Premises as part of a larger area and the right to change the character or use made of the Premises). Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder. In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under the foregoing provisions of this Section 14.03 (a), Landlord may, by notice to Tenant, at any time after this Lease shall be terminated under this Article Fourteen or shall be otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Base Rent and Additional Rent due for the twelve (12) months ended immediately prior to such termination plus the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination.

14.03 (b) Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due.

14.03 (c) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

14.04 Repayment of “Free” Rent. If this Lease provides for a postponement of any Base Rent or Additional Rent, a period of “free” Rent, reduced Rent, early occupancy, or other Rent concession, such postponed Rent, “free” Rent, reduced Rent or other Rent concession shall be referred to herein as the “Abated Rent”. Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Lease Term only if Tenant has fully, faithfully, and punctually performed all of Tenant’s obligations hereunder, including the payment of all Rent (other than the Abated Rent) and all other monetary obligations and the surrender of the Premises in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under this Lease. If an event of default shall occur, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such Rent abatement or other Rent concession. In such case Abated Rent shall be calculated based on the full initial rent payable under this Lease.

14.05 Automatic Termination; Damages. Notwithstanding any other term or provision hereof to the contrary, this Lease shall terminate on the occurrence of any act which affirms the Landlord’s intention to terminate the Lease as provided in Section 14.03 hereof, including the filing of an unlawful detainer action against Tenant. On any termination, Landlord’s damages for default shall include all costs and fees, including reasonable attorneys’ fees that Landlord shall incur in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease, the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant, or the pursuing of any action with respect to Landlord’s right to possession of the Premises. All such damages suffered (apart from Base Rent and other Rent payable hereunder) shall constitute pecuniary damages which shall be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceedings.

14.06 Cumulative Remedies. Except as otherwise expressly provided herein, any and all rights and remedies which Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law.

ARTICLE FIFTEEN - PROTECTION OF LENDERS

15.01 Subordination. Subject to the finalization of the non-disturbance agreement described below, this Lease shall be subordinate to any ground lease, deed of trust or mortgage encumbering the Property as of the date of this Lease or later placed against the Property or any portion thereof, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Landlord shall request from any mortgagee a commercially reasonable non-disturbance agreement in favor of Tenant. Landlord and Tenant shall work together in good faith with such mortgagee to obtain such non-disturbance agreement. Tenant shall cooperate with Landlord and any lender which shall acquire a security interest in the Property or the Lease. Tenant shall execute such further documents and assurances as such lender may require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

15.02 Attornment. If Landlord’s interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which shall give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest. From and after any such attornment, mortgagee or any such transferee shall not be: (a) liable for any act or omission of any prior landlord (including Landlord); or (b) liable for or incur any obligation with respect to the construction of the Property or any improvements of the Property except as set forth in this lease; or (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or (d) bound by any rent or additional rent which Tenant might have paid more than one month in advance to any prior landlord (including Landlord); or (e) bound by any amendment or modification of the Lease, or any consent to any assignment or sublease, made without the mortgagee’s prior written consent if such consent is required under the applicable loan documents; or (f) responsible for the return of any security deposit not actually received by such mortgagee; or (g) liable for any obligation with respect to any breach of warranties or representations made by any prior landlord (including Landlord), or its agents or representatives, of any nature under the lease or otherwise; or (h) liable for consequential damages.

15.03 Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so.

15.04 Estoppel Certificates. Within ten (10) days after Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or if Landlord is claimed to be in default, setting forth such default in reasonable detail); and (v) such other information with respect to Tenant or this Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Landlord may deliver any such statement by Tenant to any prospective purchaser or encumbrancer of the Property, and such purchaser or encumbrancer may rely conclusively upon such statement as true and correct. If Tenant shall not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

15.05 Tenant’s Financial Condition. At any time that Tenant is no longer a publicly traded company with publically available financial statements, within ten (10) days after request from Landlord, Tenant shall deliver to Landlord Tenant’s audited financial statements for the latest available two (2) fiscal years (the latest year ending no more than six (6) months prior to Landlord’s request). Such financial statements shall be delivered to Landlord’s mortgagees and lenders and prospective mortgagees, lenders and purchasers. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of the date of such statement. Landlord shall ensure that all such financial statements are treated as confidential and used only for the purposes set forth in this Lease.

ARTICLE SIXTEEN - LEGAL COSTS

16.01 Legal Proceedings. If Tenant be in breach or default of a material obligation under this Lease, Tenant shall reimburse Landlord upon demand for any costs or expenses that Landlord shall incur in connection with any breach or default of Tenant, as provided in this Section. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.

16.02 Landlord’s Consent. Tenant shall pay Landlord’s reasonable fees and expenses, including, without limitation, legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent under Article Thirteen (Assignment and Subletting) or in connection with any other act by Tenant which requires Landlord’s consent or approval under this Lease.

ARTICLE SEVENTEEN - MISCELLANEOUS PROVISIONS

17.01 Non-Discrimination. Tenant agrees that it will not permit any discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Premises or any portion thereof.

17.02 Landlord’s Liability; Certain Duties.

17.02 (a) Bind and Inure; Limitation of Landlord’s Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Property shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Property. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Property but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, member, director, employee, advisor or beneficiary of Landlord or any partner, trustee, stockholder, officer, member, director, employee, advisor or beneficiary of any of the foregoing, shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Property in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord, its partners, trustees, stockholders, members, officers, employees, advisors or beneficiaries, and the partners, trustees, stockholders, members, officers, employees, advisors or beneficiaries of any of the foregoing, shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

17.02 (b) Notice. Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address shall have been furnished to Tenant. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) shall fail to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance shall reasonably require more than thirty (30) days to cure, Landlord shall not be in default if such cure shall be commenced within such thirty (30) day period and thereafter diligently pursued to completion. Tenant acknowledges that it has been advised, that as of the date hereof, the mortgagee is as referenced in Article One – Basic Terms.

17.03 Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

17.04 Interpretation. The captions of the Articles or Sections of this Lease are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other, in any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission. This Lease shall not, and nothing contained herein, shall create a partnership or other joint venture between Landlord and Tenant.

17.05 Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements shall be effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

17.06 Notices. All notices, requests and other communications required or permitted under this Lease shall be in writing and shall be personally delivered or sent by facsimile with confirmation of delivery and a hard copy to follow by mail or by certified mail, return receipt requested, postage prepaid or by a national overnight delivery service which maintains delivery records. Notices to Tenant shall be delivered to Tenant’s Address for Notices. Notices to Landlord shall be delivered to Landlord’s Address for Notices. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon written notice to the other party.

17.07 Waivers. All waivers shall be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound by to the conditions of such statement.

17.08 No Recordation. Tenant shall not record this Lease. Either Landlord or Tenant may require that a notice, short form or memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.

17.09 Binding Effect; Choice of Law. This Lease shall bind any party who shall legally acquire any rights or interest in this Lease from Landlord or Tenant, provided that Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease.

17.10 Corporate Authority; Partnership Authority. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that (s)he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership or limited liability company, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership or a manager or managing member of the company, that he or it has full authority to sign for the partnership or the company and that this Lease binds the partnership or company and all general partners of the partnership or the company and its members. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership or certificate of formation or organization.

17.11 Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

17.12 Force Majeure. If Landlord cannot perform any of its obligations due to events beyond Landlord’s reasonable control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s reasonable control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

17.13 Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

17.14 Survival. All representations and warranties of Landlord and Tenant, and all obligation of Tenant to pay Additional Rent hereunder, shall survive the termination of this Lease.

17.15 Examination of Lease. Submission of this Lease to Tenant shall not constitute an option to lease, and this Lease shall not be effective until execution and delivery by both Landlord and Tenant.

17.16 Security Deposit.

17.16 (a) Upon the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit. Landlord may, at its option, apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant, cure any other defaults of Tenant, or compensate Landlord for any loss or damage which Landlord may suffer due to Tenant’s default. If Landlord shall so use any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord’s request. No interest shall be paid on the Security Deposit, no trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit, and the Security Deposit may be commingled with other funds of Landlord. Upon expiration or termination of this Lease not resulting from Tenant’s default and after Tenant shall have vacated the Premises in the manner required by this Lease, Landlord shall pay to Tenant any balance of the Security Deposit not applied pursuant to this Section 17.16.

17.16 (b) Notwithstanding Section 17.16(a), Tenant shall not be required to deposit the Security Deposit with Landlord so long as Tenant is the publicly traded company traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “ASPN.” If at any point during the Lease Term Tenant ceases to be publicly traded on the NYSE under the ticker symbol “ASPN,” then Tenant shall promptly deposit the Security Deposit with Landlord, in an amount equal to four (4) months’ then current Monthly Base Rent, and such Security Deposit shall thereafter be held by Landlord in accordance with the terms of Section 17.16(a) hereof.

17.16 (c) In the event that Tenant is required to deposit the Security Deposit with Landlord pursuant to Section 17.16(b) hereof, the Security Deposit may be, at Tenant’s option, in the form of a letter of credit consistent with the terms of this Section 17.16(c). Upon occurrence of an Event of Default under this Lease, Landlord, in addition to all other rights and remedies provided under the Lease, shall have the right to draw down the full balance of the letter of credit, retain the proceeds and/or apply said proceeds as provided in Section 17.16(a). The following terms and conditions shall govern the letter of credit:

(i) Provided that Tenant is not then in default, the amount of the letter of credit may be reduced (or a replacement letter of credit may be issued in such lesser amount) as follows:

(A) The letter of credit amount may be reduced to three (3) months’ then current Base Rent when Tenant has achieved $10,000,000 in revenue and a 10% net operating margin, and has sustained same for a twelve (12) consecutive month period.

(B) The letter of credit amount may be reduced to one (1) months’ then current Base Rent when Tenant has achieved $50,000,000 in revenue and a 10% net operating margin, and has sustained same for a twelve (12) consecutive month period.

(C) If Tenant requests a reduction in the letter of credit amount per the foregoing, it must present audited financial statements confirming that the above requirements have been satisfied.

(ii) The letter of credit shall be in favor of Landlord, shall be issued by a commercial bank reasonably acceptable to Landlord having a Standard & Poors rating of “A” or better, shall comply with all of the terms and conditions of this Section 17.16(c) and shall otherwise be in form reasonably acceptable to Landlord. The initial letter of credit shall have an expiration date not earlier than eighteen (18) months after the date of issuance of such letter of credit.

(iii) The letter of credit or any replacement letter of credit shall be irrevocable for the term thereof and shall automatically renew on a year to year basis until a period ending not earlier than three (3) months after the expiration date of the Lease Term (“End Date”) without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew the letter of credit by giving written notice to Landlord not less than sixty (60) days prior to the expiration of the then current term of the letter of credit that it does not intend to renew the letter of credit. Tenant understands that the election by the issuing bank not to renew the letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such an irrevocable letter of credit in favor of Landlord through such date.

(iv) Landlord, or its then managing agent, shall have the right from time to time to make one or more draws on the letter of credit at any time that an Event of Default has occurred. Funds may be drawn down on the letter of credit upon presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) certificate stating as follows:

“The Landlord is entitled to draw on this Credit pursuant to that certain Lease dated for reference                          , 2016, between CABOT II – MA1M03, LLC, Landlord, and ASPEN AEROGELS, INC., Tenant, as amended from time to time.”

(v) It is understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity). Tenant acknowledges and agrees (and the letter of credit shall so state) that the letter of credit shall be honored by the issuing bank without inquiry as to the truth of the statements set forth in such draw request and regardless of whether the Tenant disputes the content of such statement.

(vi) In the event of a transfer of Landlord’s interest in the Premises, Landlord shall have the right to transfer the letter of credit to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new landlord. The letter of credit must specifically provide that it is transferable by Landlord.

(vii) Without limiting the generality of the foregoing, if the letter of credit expires earlier than the End Date, or the issuing bank notifies Landlord that it shall not renew the letter of credit, Landlord shall accept a renewal thereof or substitute letter credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration thereof), irrevocable and automatically renewable as above provided to the End Date upon the same terms as the expiring letter of credit or upon such other terms as may be acceptable to Landlord. However, if (i) the letter of credit is not timely renewed, or (ii) a substitute letter of credit, complying with all of the terms and conditions of this Section 17.16(c) is not timely received, Landlord may present such letter of credit to the issuing bank, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord until Tenant would otherwise be entitled to the return of the letter of credit and to be retained as a Security Deposit under Section 17.16(a). So long as no Event of Default occurs, the amount so retained by Landlord will be reduced as set forth in Section 17.16(c)(i) above, with the final balance to be released when Tenant is entitled to the return of its Security Deposit.

17.17 Limitation of Warranties. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties which extend beyond those expressly set forth in this Lease. Without limiting the generality of the foregoing, Tenant expressly acknowledges that Landlord has made no warranties or representations concerning any hazardous materials or other environmental matters affecting any part of the Property and Landlord hereby expressly disclaims and Tenant waives any express or implied warranties with respect to any such matters.

17.18 No Other Brokers. Tenant represents and warrants to Landlord that the Brokers are the only agents, brokers, finders or other parties with whom Tenant has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property. Tenant agrees to indemnify and hold Landlord harmless from any claim, demand, cost or liability, including, without limitation, attorneys’ fees and expenses, asserted by any party other than the Brokers based upon dealings of that party with Tenant. The Brokers will be compensated in accordance with the terms of a separate agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned Landlord and Tenant have caused this Lease to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:

CABOT II – MA1M03, LLC

By:	Cabot II Secured Pool I, LLC
a Delaware limited liability company,
its sole member

	By:	Cabot Industrial Value Fund II Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

		By:	/s/ Neil S. Raymond Jr
			Name:	Neil S. Raymond Jr
			Title:	Vice President, Asset Management

TENANT:

ASPEN AEROGELS, INC.

By:	/s/ Donald R. Young
	Name:	Donald R. Young
	Title:	President, Chief Executive Officer

EXHIBIT A - THE PROPERTY

Lot 325B – 30 Forbes Road:

Being the parcel numbered 30 Forbes Road located on the westerly side of Forbes Road, and the southerly side of Lot 322A, as said Lot 325B is shown on a plan dated March 17, 1984, entitled “Plan of Land in Northborough, Mass. Hi Tech Realty Limited Partnership” drawn by MacCarthy & Sullivan Engineering Inc. recorded in Plan Book 526, as Plan 81 (the “Hi-Tech Plan”). Also being shown on a plan dated January 29, 1982 and recorded in Plan Book 495, as Plan 29.

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EXHIBIT B - THE PREMISES

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EXHIBIT C - RULES AND REGULATIONS

1. No advertisements, pictures or signs of any sort shall be displayed outside the Premises without the prior written consent of Landlord. Landlord shall have the right to remove any such unapproved item without notice and at Tenant’s expense.

2. All window coverings and window films or coatings installed by Tenant and visible from outside of the building require the prior written approval of Landlord. Except for dock shelters and seals as may be expressly permitted by Landlord, no awnings or other projections shall be attached to the outside walls of the building.

3. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance on, in or around the Premises unless approved by Landlord. Tenant shall not use, keep or permit to be used or kept any flammable or combustible materials without proper governmental permits and approvals.

4. Tenant shall not use, keep or permit to be used or kept food or other edible materials in or around the Premises in such a manner as to attract rodents, vermin or other pests. Tenant shall not permit cooking in or about the Premises other than in microwave ovens.

5. Tenant shall not use or permit the use of the Premises for lodging or sleeping, for public assembly, or for any illegal or immoral purpose.

6. Tenant shall not use the general parking or loading areas for the purposes of cleaning or maintaining motor vehicles.

7. Tenant shall park motor vehicles only in those general parking areas as designated by Landlord except for active loading and unloading. Tenant shall not unreasonably interfere with traffic flow within the business park, public streets or loading areas of other tenants.

8. Storage of propane tanks, whether interior or exterior, shall be in secure and protected storage enclosures approved by the local fire department and, if exterior, shall be located in areas specifically designated by Landlord. Safety equipment, including eye wash stations and approved neutralizing agents, shall be provided in areas used for the maintenance and charging of lead-acid batteries. Tenant shall protect electrical panels and building mechanical equipment from damage from forklift trucks.

9. Tenant shall not disturb, solicit or canvas any occupant of the Property or business park and shall cooperate to prevent same.

10. Except for service and maintenance of Tenant’s equipment, no person shall go on the roof of the Property without Landlord’s permission.

11. No animals (other than fish and seeing-eye dogs) or birds of any kind may be brought into or kept in or about the Premises.

12. Machinery, equipment and apparatus belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the building of which the Premises are a part to such a degree as to be objectionable to Landlord or other tenants or to cause harm to the building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the transmission of such noise and vibration. Tenant shall cease using any such machinery which causes objectionable noise and vibration which cannot be sufficiently mitigated.

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13. All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or exterior loading areas overnight.

14. Tractor trailers must be parked in a way to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the business park, on streets adjacent thereto or loading areas of other tenants.

15. Forklifts which operate on asphalt paving areas shall not have solid rubber tires and shall use only tires that do not damage the asphalt.

16. Tenant shall be responsible for the safe storage and removal of all pallets. Pallets shall not be stored outside the Premises unless it’s behind screened enclosures at locations approved by the Landlord.

17. Tenant shall be responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord. Landlord reserves the right to remove, at Tenant’s expense and without further notice, any trash or refuse left elsewhere outside of the Premises or in the industrial park.

18. Tenant shall not store or permit the storage or placement of goods or merchandise in or around the common areas surrounding the Premises. No displays or sales of merchandise shall be allowed in the parking lots or other common areas.

19. Tenant shall appoint an Emergency Coordinator who shall be responsible for assuring notification of the local fire department in the event of an emergency. If fire safety or sprinkler equipment is located within the Premises, Tenant shall not store or permit the storage or placement of goods or merchandise in or around fire safety or sprinkler equipment.

NSR	Landlord

DRY	Tenant

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EXHIBIT D – HAZARDOUS MATERIALS

Chemicals	(gallons)

Tetraethylorthosilicate (or partially hydrolyzed oligomers thereof) or similar	5,000
Waterglass (NA Silicate)	8,500
Ethanol, Denatured ethanol or similar	17,300
NH4OH conc. (ammonia)	55
Alcoblak 300A or similar	110
2-propanol or similar	2,500
THF, Hexane or similar	250
Methyltriethoxysilane, PDMS or similar	500
HCL	960
Hexamethyldisilazane (HMDS),
Hexamethyldisiloxane (HMDSO) or similar	500
Carbon Dioxide	4 metric tons

Also Various Standard Laboratory Chemicals

Alcohols	Standard Lab Quantities
Acids	Standard Lab Quantities
Chemicals	Standard Lab Quantities
Bases	Standard Lab Quantities
Alkoxides	Standard Lab Quantities
Chlorides	Standard Lab Quantities
Silanes	Standard Lab Quantities
Compressed gases (e.g. nitrogen, oxygen, air etc.)	Standard Lab Quantities

Note: All materials and the quantities thereof are subject to Tenant’s obtaining any required federal, state and/or local approvals and compliance with all applicable statutes, regulations, codes and ordinances.

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EXHIBIT E - SUMMARY OF INSURANCE REQUIREMENTS

(For summary information purposes only. The applicable provisions of this Lease shall be controlling as to specific obligations.)

Location:
Street, Suite #:	30 Forbes Road
City, State, Zip Code:	Northborough, MA 01532

Certificate Holder:
Cabot II – MA1M03, LLC
c/o EBIX BPO
PO Box 12012-21
Helmet, CA 92546-8010
Additional Insureds:
	Cabot II – MA1M03, LLC	Landlord Entity
Cabot Industrial Value Fund II
Operating Partnership, L.P.
Cabot Properties, Inc.

	CB Richard Ellis – NE Partners	Property Manager

	Wells Fargo Banks, N.A.	Mortgagee

Coverage:	$ Limits
Commercial General Liability
$1,000,000 each occurrence
$2,000,000 annual aggregate

Worker’s Compensation Insurance	Statutory Amount
Employers’ Liability Insurance	$500,000 each accident/ $500,000 each employee – disease/ $500,000 policy limit - disease
Automobile Liability Insurance	$1,000,000 combined single limit

Umbrella Liability Insurance	$5,000,000 each occurrence/ $5,000,000 annual aggregate excess of General Liability, Employer’s Liability & Automobile Liability

Personal Property Insurance	100% of Replacement Cost; Coverage extends to additions, improvements & alterations
Business Interruption Insurance	1 year of net profit plus fixed expenses
Notice of Cancellation	30 Days
Tenant Contact for Insurance Matters:	(After Lease Commencement Date)
Street
City, State, Zip Code
Attn:
Tel. No.

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EXHIBIT F – HVAC UNITS THAT TENANT HAS RESPONSIBILITY TO REPAIR

Tenant is responsible for the HVAC units associated with the Premises (i.e. Building B)

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